Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS 194% INCREASE IN

SECOND QUARTER NET INCOME

Richmond, Virginia, July 28, 2005 - Massey Energy Company (NYSE:MEE) today reported that produced coal revenues for its second quarter ended June 30, 2005 increased by 26% to $487.1 million from $386.7 million in the second quarter of 2004, while net income increased by 194% to $37.0 million, or $0.48 per basic share ($0.44 per diluted share), compared to $12.6 million, or $0.17 per basic share ($0.16 per diluted share) in 2004. EBITDA increased by 38% to $112.0 million in the second quarter of 2005 from $81.3 million in the second quarter of 2004.

“Our improved results reflect the continued strength of coal pricing in the worldwide marketplace, our steadily increasing production and the commitment of our nearly 5,500 members,” said Don L. Blankenship, Massey’s Chairman and CEO. “Massey remains strategically situated to respond to the increasing demands of its customers for conveniently-located high-quality, low sulfur coal.”

2nd Quarter Highlights

	2nd Qtr. 2005	1st Qtr. 2005		2nd Qtr. 2004
Produced tons sold (millions)	11.6	10.6		10.6
Produced coal revenue per ton	$41.88	$42.07		$36.52
Average operating cash cost per ton	$33.95	$33.88	(1)	$29.91	(2)

(1)	Excludes a pre-tax adjustment of $9.1 million resulting from an increase to legal reserves
(2)	Excludes a pre-tax adjustment of $3.0 million to increase the legal accrual related to the August 1, 2002 Harman jury verdict

“We believe that the combination of positive market factors and Massey’s position as the leading producer in Central Appalachia, place the Company in a particularly advantageous position for future growth and profitability,” said Blankenship. While worldwide demand for high-quality Central Appalachian metallurgical coal continues to be strong, current domestic steam coal demand remains strong due to low utility stockpiles, hot summer weather and the disruption in tons shipped by rail from the Powder River Basin (PRB). “These market conditions should result in more profitable opportunities for Massey,” concluded Blankenship.

The Company was pleased to report a record shipping month during the quarter and produced tons sold increased by 9% to 11.6 million tons from the 10.6 million tons sold during last year’s second quarter. During the second quarter of 2005, the Company produced 11.4 million tons and decreased inventories at the mining groups by nearly 300,000 tons.

“Our investment during 2004 and early 2005 in new reserves, new surface mines and high productivity equipment for expansion has significantly increased our mining capacity, as reflected in our production growth,” said Blankenship. In addition to the Company’s previous investments in new equipment, Massey relocated a P&H 4100 electric shovel, acquired in the late 2004 Starfire acquisition, to its Black Castle surface mine in early July. The Company also completed an agreement to rebuild and relocate the dragline acquired in the Starfire acquisition. This dragline, which is projected to begin producing in late 2006, is expected to add 1.25 million tons of annual capacity to the Company’s Twilight surface mine.

As previously reported, during the quarter the Company also acquired, through a bankruptcy sale process, the primary assets of Great Western Coal, Inc., located in Harlan County, Kentucky. The Company paid approximately $2.1 million in cash, plus the assumption of related property reclamation liabilities of approximately $6 million. The assets acquired include an estimated 14 million tons of high quality, low sulfur utility and industrial coal reserves and related infrastructure, including a permitted surface mine and rail loading facility. In addition, Massey purchased the related mining equipment for a total of $1.9 million.

The Company reported that its ability to ship coal was impacted by two continuing challenges. The first related to the widely reported railroad service issues. “While the railroads are working to resolve the service issues, more progress is needed,” said Blankenship.

The second challenge to improving shipments is a stable, experienced labor force. Even though the Company increased its labor force by 225 members during the second quarter, Blankenship noted “Our greatest impediment to growth and improved productivity continues to be the challenge of finding and retaining experienced labor, especially for our underground operations.” During the first half of 2005, this issue has hindered productivity and limited Massey’s shipping volumes.

The Company estimated that rail service issues and lower than projected underground mining productivity reduced its potential shipments by 1.5 to 2.0 million tons in the quarter, a larger portion of which was metallurgical grade coal.

Coal Market Overview

“While coal prices have moderated somewhat since recent highs, the fundamentals for worldwide coal pricing continue to be strong,” said Blankenship. The Company reported that a number of factors support the continuation of strong coal markets.

•	Recent reports indicate that China’s economic growth continues to exceed estimates, dispelling fears by some observers of a significant fall off in growth. China’s gross domestic product increased by 9.5% in the second quarter, following 9.4% growth in the first quarter.

•	Stronger than expected economic growth is also being reported in India: 7% in the first quarter and 6% – 8% projected for the fiscal year started April 1. India’s power stations recently reported an energy crisis situation due to a severe coal shortage.

•	Strong economic growth continues in the United States, with Gross Domestic Product (GDP) expansion projected by the Federal Reserve at 3.5% in 2005 and 3.25% – 3.5% in 2006.

•	The Energy Information Administration recently increased its estimate of electricity demand growth in the United States from 2.4% to 3% in 2005. Alternative sources of energy either remain at record high prices or offer limited growth opportunities.

•	Worldwide, growth in coal supplies to respond to increased demand is occurring at a slower rate than expected. This response is further hampered by delivery bottlenecks, which are reported around the world due to infrastructure limitations, particularly in Australia, China, Colombia and, most recently, in the Western United States.

•	Steel production around the world is continuing to grow, on a year over year basis, despite some recent cutbacks in production. Furthermore, increasing evidence of disciplined management of steel production to maintain industry health and support pricing should stabilize demand and firm pricing for metallurgical coal for the foreseeable future.

“Overall, we remain exceedingly bullish about the coal marketplace, in which we play a unique role,” said Blankenship. “Massey is a key U.S. provider of both steam and metallurgical coal. Much of our metallurgical quality coal can be sold, depending on market conditions, into the metallurgical or steam coal markets. We are active exporters. Our coal is mined in close proximity to Eastern and Midwestern utilities and is of excellent quality. We believe, therefore, that it will remain competitive over the long term.”

Six-Month Highlights

	6 mos. 2005		6 mos. 2004		6 mos. 2003
Produced tons sold (millions)	22.3		20.7		20.7
Produced coal revenue (millions)	$935.0		$729.2		$628.3
Diluted income (loss) per share excluding certain items	$0.83	(1)	$0.21	(2)	$(0.16	)(3)
EBITDA (millions)	$242.2		$135.5		$88.1

(1)	Excludes a pre-tax gain of approximately $34 million ($23.3 million after-tax or $0.26 per diluted share) related to the previously announced sale of the Company’s ownership interest in the property known as Big Elk Mining Company and a pre-tax adjustment of $9.1 million ($5.6 million after-tax or $0.06 per diluted share) resulting from an increase to legal reserves
(2)	Excludes an adjustment of $8.4 million pre-tax, or $0.07 per diluted share, to increase the legal accrual, including accrued interest, related to the August 1, 2002 Harman jury verdict
(3)	Excludes an after-tax non-cash charge of $7.9 million, or $0.11 per diluted share, to record the cumulative effect of an accounting change

For the six months ended June 30, 2005, produced coal revenues increased by 28% to $935.0 million from $729.2 million in the comparable period in 2004. Net income totaled $87.6 million, or $1.15 per basic share ($1.03 per diluted share), in the first half of 2005 compared to $10.4 million, or $0.14 per basic and diluted share, in the 2004 comparable six-month period.

Commitments and Guidance

The Company currently expects to ship between 44.5 and 45.5 million tons in 2005, including 10 to 11 million tons of metallurgical grade coal. Projected shipments have been reduced due to the shipping issues and underground mining productivity discussed above. In addition, the management of cash costs continues to be a challenge for Massey, as for all coal producers in Central Appalachia. While steel prices have moderated somewhat, diesel fuel remains higher than projected and wage and benefit expenses continue to grow. As a result, the Company projects per ton cash costs of between $34 and $35 for 2005, and between $35 and $36 for 2006.

In 2006, the Company expects to ship between 48 and 50 million tons, with average per ton realizations of around $50. Sales commitments currently total approximately 44 million tons, with average realization on priced tons of over $47 per ton. These commitments include 31 million tons of priced utility and industrial steam coal and 8 million tons of priced metallurgical coal. The Company now expects to ship between 12 and 13 million tons of metallurgical coal in 2006. Approximately 5 million committed tons remain unpriced.

In 2007, the Company expects to ship between 48 and 50 million tons, with average per ton realizations of between $52 and $55. Sales commitments currently total 27 million tons, with average realization on priced tons of approximately $50 per ton. Commitments include approximately 20.5 million tons of priced utility and industrial steam coal and 3.5 million tons of priced metallurgical coal. The Company expects to ship between 12 and 13 million tons of metallurgical coal in 2007. Approximately 3 million committed tons remain unpriced.

Sales commitments for 2008 total over 8 million tons, of which approximately 5 million tons are priced at an average realization of over $50 per ton.

Liquidity and Capital Resources

Massey ended the second quarter with available liquidity of $231.6 million, including $86.6 million available on its asset-based revolving credit facility and $145.0 million in cash. Total debt at the end of the quarter was $889.7 million and total debt-to-book capitalization ratio was 50.6% at June 30, 2005, a decrease from 54.2% at December 31, 2004. After deducting available cash of $145.0 million and restricted cash of $105.0 million, which supported letters of credit, net debt totaled $639.7 million. Total net debt-to-book capitalization was 42.4% at June 30, 2005 compared to 47.1% at December 31, 2004.

Capital expenditures, which totaled $111.8 million in the second quarter of 2005 compared to $89.8 million in the second quarter of 2004, were $197.8 million in the first half of 2005 versus $171.1 million in the first six months of 2004. Excluding the buyout of operating leases, capital spending is now expected to total between $300 and $325 million for 2005. For 2006, the Company expects to spend approximately $220 million in maintenance capital expenditures. Consideration is currently being given to several major expansion projects for 2006 that might add as much as $120 million to projected capital expenditures.

Depreciation, depletion and amortization (DD&A) was $60.5 million in the second quarter of 2005 compared to $52.5 million in the second quarter of 2004. For the year to date, DD&A totaled $118.9 million compared to $103.4 million for the first six months of 2004. DD&A is expected to total between $240 and $250 for the full year 2005.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss second quarter earnings on Friday morning, July 29, 2005, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through August 29, 2005 by dialing 877-519-4471 or 973-341-3080. Pin number 6252929 will be required in order to access the replay.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future productions capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

###

MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues
Produced coal revenue	$487.1	$386.7	$935.0	$729.2
Freight and handling revenue	42.7	42.0	80.3	76.9
Purchased coal revenue	37.3	20.2	72.5	42.6
Other revenue	15.4	17.8	64.8	28.8

Total revenues	582.5	466.7	1,152.6	877.5

Costs and expenses
Cost of produced coal revenue	381.7	302.0	732.4	586.2
Freight and handling costs	42.7	42.0	80.3	77.0
Cost of purchased coal revenue	31.4	20.4	61.4	43.7
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	59.5	51.5	116.9	101.3
Selling, general and administrative	1.0	1.0	2.0	2.1
Selling, general and administrative	13.1	17.7	32.2	29.4
Other expense	1.6	3.3	4.1	5.7

Total costs and expenses	531.0	437.9	1,029.3	845.4

Income before interest and taxes	51.5	28.8	123.3	32.1
Interest income	4.2	1.6	5.5	3.1
Interest expense	(14.5)	(19.7)	(29.1)	(32.3)

Income before taxes	41.2	10.7	99.7	2.9
Income tax (expense) benefit	(4.2)	1.9	(12.1)	7.5

Net income	$37.0	$12.6	$87.6	$10.4

Income per share
Basic	$0.48	$0.17	$1.15	$0.14

Diluted	$0.44	$0.16	$1.03	$0.14

Shares used to calculate income per share
Basic	76.3	75.2	76.2	75.1

Diluted	89.4	82.9	89.3	75.9

EBIT	$51.5	$28.8	$123.3	$32.1
EBITDA	$112.0	$81.3	$242.2	$135.5

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Produced tons sold:
Utility	7.9	6.4	15.1	12.8
Metallurgical	2.8	3.1	5.3	5.7
Industrial	0.9	1.1	1.9	2.2

Total produced tons sold	11.6	10.6	22.3	20.7

Total tons produced	11.4	11.1	22.8	21.4

Produced coal revenue per ton sold
Utility	$36.53	$30.75	$36.08	$30.62
Metallurgical	$53.51	$48.13	$55.02	$44.92
Industrial	$53.56	$37.95	$52.40	$36.51
Produced coal revenue per ton sold	$41.88	$36.52	$41.97	$35.16

Average cash cost per ton	$33.95	$30.20	$34.32	$29.68

Capital expenditures	$111.8	$89.8	$197.8	$171.1
Number of employees	5,504	4,786	5,504	4,786

	June 30, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$145.0	$122.5
Trade and other accounts receivable	183.4	168.9
Inventories	302.0	259.9
Other current assets	198.4	239.4
Net property, plant and equipment	1,709.7	1,640.2
Other noncurrent assets	236.6	220.0

Total assets	$2,775.1	$2,650.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$13.5	$20.3
Other current liabilities	352.3	312.0
Long-term debt	876.2	900.2
Other noncurrent liabilities	664.9	641.5

Total liabilities	1,906.9	1,874.0

Total stockholders’ equity	868.2	776.9

Total liabilities and stockholders’ equity	$2,775.1	$2,650.9

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the six months ended June 30, 2004, as such inclusion would result in antidilution.

Note 2: “Net income (loss) excluding certain items” is not a measure of performance calculated in accordance with generally accepted accounting principles. However, management believes that it is useful to an investor in evaluating Massey’s operating performance. This presentation may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net income (loss) to Net income (loss) excluding certain items.

	Six months ended June 30,
	2005	2004	2003
Net income (loss)	$87.6	$10.4	$(19.7)
Gain on sale of interest in Big Elk Mining Company (net of tax of $10.7)	(23.3)	—	—
Legal reserve adjustment (net of tax of $3.5 in 2005 and $3.3 in 2004)	5.6	5.1	—
Cumulative effect of change in accounting principle (net of tax of $5.0)	—	—	7.9

Net income (loss) excluding certain items	$69.9	$15.5	$(11.8)

Net income (loss) excluding certain items per share:
Basic	$0.92	$0.21	$(0.16)

Diluted	$0.83	$0.21	$(0.16)

Shares used to calculate net income (loss) excluding certain items per share:
Basic	76.2	75.1	74.5

Diluted	89.3	75.9	74.5

Note 3: “EBIT” is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. “EBITDA” is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net income to EBITDA.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net income	$37.0	$12.6	$87.6	$10.4
Income tax expense (benefit)	4.2	(1.9)	12.1	(7.5)
Interest expense, net	10.3	18.1	23.6	29.2

Income before interest and taxes	51.5	28.8	123.3	32.1
Depreciation, depletion and amortization	60.5	52.5	118.9	103.4

EBITDA	$112.0	$81.3	$242.2	$135.5

Note 4: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended June 30,				Six months ended June 30,
	2005		2004		2005		2004
	$	per ton	$	per ton	$	per ton	$	per ton
Total Costs and expenses	$531.0		$437.9		$1,029.3		$845.4
Less: Freight and handling costs	42.7		42.0		80.3		77.0
Less: Cost of purchased coal revenue	31.4		20.4		61.4		43.7
Less: Depreciation, depletion and amortization	60.5		52.5		118.9		103.4
Less: Other expense	1.6		3.3		4.1		5.7

Average Cash cost	$394.8	$33.95	$319.7	$30.20	$764.6	$34.32	$615.6	$29.68

	Three months ended
	March 31, 2005
	$	per ton
Total Costs and expenses	$498.2
Less: Freight and handling costs	37.6
Less: Cost of purchased coal revenue	30.0
Less: Depreciation, depletion and amortization	58.4
Less: Other expense	2.4

Average Cash cost	$369.8	$34.73

Note 5: “Average operating cash cost per ton” is calculated as the Average cash cost less certain items, divided by Total produced tons sold. Although Average operating cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey. Average operating cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average operating cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles Average cash cost to Average operating cash cost per ton.

	Three months ended
	June 30, 2005		June 30, 2004		March 31, 2005
	$	per ton	$	per ton	$	per ton
Average cash cost (from Note 4)	$394.8	$33.95	$319.7	$30.20	$369.8	$34.73
Less: Legal reserve adjustment	—		3.0		9.1

Average operating cash cost	$394.8	$33.95	$316.7	$29.91	$360.7	$33.88

Note 6: Certain 2004 amounts have been reclassified to conform with the 2005 presentation.

Note 7: The Company’s debt is comprised of the following:

	June 30, 2005	December 31, 2004
6.625% senior notes due 2010	$335.0	$335.0
6.95% senior notes due 2007	220.1	239.2
2.25% convertible senior notes due 2024	175.0	175.0
4.75% convertible senior notes due 2023	132.0	132.0
Capital lease obligations	28.2	40.8
Fair value hedge valuation	(0.6)	(1.5)

Total debt	889.7	920.5
Less: Short-term debt	13.5	20.3

Long-term debt	$876.2	$900.2

Note 8: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	June 30, 2005	December 31, 2004
Long-term debt	$876.2	$900.2
Plus: Short-term debt	13.5	20.3
Less: Cash and cash equivalents	145.0	122.5
Less: Restricted cash	105.0	105.0

Net debt	$639.7	$693.0

Note 9: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 8) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	June 30, 2005	December 31, 2004
Long-term debt	$876.2	$900.2
Plus: Short-term debt	13.5	20.3

Total debt (numerator)	889.7	920.5

Plus: Total stockholders’ equity	868.2	776.9

Book capitalization (denominator)	$1,757.9	$1,697.4

Total debt-to-book capitalization ratio	50.6%	54.2%

Net debt (from Note 8) (numerator)	639.7	693.0
Plus: Total stockholders’ equity	868.2	776.9

Adjusted book capitalization (denominator)	$1,507.9	$1,469.9

Total net debt-to-book capitalization ratio	42.4%	47.1%